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                                                                     EXHIBIT 5.1


                      [SHERMAN & HOWARD L.L.C. LETTERHEAD]

                                November 12, 1997


The Board of Directors
TCI Music, Inc.
8101 E. Prentice, Suite 500
Englewood, CO  80111

          Re: Validity of TCI Music Series A Convertible Preferred Stock and TCI Music Common Stock

Gentlemen:


     We have acted as special counsel to TCI Music, Inc., a Delaware corporation ("TCI Music"), in connection with its Registration Statement on Form S-4 relating to (i) approximately 2,100,000 shares of TCI Music's Series A Convertible Preferred Stock, $.01 par value per share ("TCI Music Preferred Stock") issuable pursuant to an Agreement and Plan of Merger dated as of August 12, 1997 by and between The Box Worldwide, Inc. and TCI Music, Inc. (the "Merger Agreement"), filed as Appendix I to the Proxy Statement/Prospectus included as part of such Registration Statement and (ii) approximately 6,300,000 shares of TCI Music Series A Common Stock ("Series A Common Stock"), $.01 par value per share, issuable upon conversion of the TCI Music Preferred Stock.

     We have examined the Certificate of Incorporation and Bylaws of TCI Music, form of Certificate of Designations filed as Appendix II to the Proxy Statement/Prospectus and the minutes of the proceedings of the Board of Directors of TCI Music authorizing the issuance of the TCI Music Preferred Stock and the Series A Common Stock issuable upon conversion of the TCI Music Preferred Stock and the execution, delivery and performance of the Merger Agreement.

     Based upon the foregoing examination, we advise you that in our opinion:
(1) the shares of TCI Music Preferred Stock have been duly authorized and, when issued as contemplated in the Merger Agreement, the shares of TCI Music Preferred Stock will be validly issued, fully paid and nonassessable; and (2) the shares of Series A Common Stock issuable upon conversion of the TCI Music Preferred Stock have been duly authorized and reserved for issuance and, when issued upon such conversion in accordance with the terms of the TCI Music Preferred Stock, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this letter as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the


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The Board of Directors
TCI Music, Inc.
November 12, 1997

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Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                                     /s/ SHERMAN & HOWARD L.L.C.